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                                                                   EXHIBIT 10.23


                    NON-COMPETITION AND CONSULTING AGREEMENT



     This Non-Competition and Consulting Agreement ("Agreement") dated as of January 15, 1997, is entered into by and between Angeles Metal Trim Co., Inc.. a California Corporation ("Angeles") and D. Kingston Cable ("Cable") pursuant to a Stock Purchase Agreement dated as of January 15, 1997, for the purchase of all of the outstanding stock of Angeles.

     Whereas, Angeles Acquisition Co., a Delaware Corporation is purchasing all of the issued and outstanding stock of Angeles Metal Trim Co., a California Corporation; and Whereas, Cable prior to the acquisition to such stock was the principal officer and stockholder of Angeles and was active in its operations for many years; and Whereas, Angeles wishes to secure the advice and consultation of Cable and preclude Cable from competing with Angeles;

     Now Therefore, the parties hereto agree as follows:

     1. AGREEMENT NOT TO COMPETE TERM: Cable agrees for a period of one (1) year from the date hereof not to compete directly or indirectly with the existing business of Angeles on his on behalf or as a partner, officer, director, employee, consultant or member of the board of directors or trustees of any person, firm, corporation, association, or other entity within the continental United States.

     2. CONSIDERATION: In consideration for the foregoing agreement not to compete, Angeles agrees to pay to Cable on the fifteenth (15th) day at the end of each quarter for a period of twelve (12) months commencing April 15, 1997, the sum of $31,250.00 for a total consideration of $125,000.00. In the event that Angeles shall fail to pay said amount or any portion of same when due: (1) Cable shall be free to compete with Angeles without regard to this Agreement;
(2) Cable may accelerate the entire amount due on this Non-Competition and Consulting Agreement; and (3) any payment not paid when due shall bear interest at the rate of 10% per annum until paid.

     3. CONSULTING: Cable agrees to provide consultation with Angeles as to the business of Angeles for a period of one (1) year from date. Such consultation shall be at the offices of Angeles in Los Angeles, California from time to time at reasonable hours and intervals acceptable to Cable.

     4. CONSIDERATION FOR CONSULTING: Cable shall be paid the sum of $75,000.00 for such consulting at the rate of $6,250.00 per month in advance during each month of said one (1) year period.

     5. BUSINESS EXPENSES: Angeles agrees to promptly pay Cable on the 1st day of each month commencing February 1, 1997, an allowance of Five Hundred Dollars ($500.00) to reimburse Cable for business expenses (which may in actuality exceed or be less then said



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amount) incurred by Cable in connection with such consulting. Further, Angeles agrees to reimburse Cable for medical insurance premiums monthly in the amount of $444.41 for said one(1) year period. Angeles shall provide the Cables' existing office exclusively to Cable during said one (1) year period, including all necessary telephone, facsimile and other utilities, and secretarial services as may be reasonably necessary all without cost or expense to Cable.

     6. OBLIGATIONS OF ANGELES CONTINUING: The obligations of Angeles with respect to payments due to Cable under the Non-Competition and Consulting shall not be subject to termination and shall continue notwithstanding the incapacity, illness, or death of Cable prior to the end of the term of this Non-Competition and Consulting Agreement.

     7. DISPUTES: In the event that any disputes arise with respect to this Agreement, the parties hereto agree to arbitrate the same in the offices of the American Arbitration Association at Los Angeles, California utilizing its commercial arbitration rules with an arbitrator selected by parties or in the event that they are unable to do so by the American Arbitration Association. Any arbitration award shall be binding and enforceable in the Superior Court of the State of California, County of Los Angeles. The prevailing party in such arbitration as determined by the arbitrator shall be entitled to reasonable attorneys fees and costs of such arbitration, costs of suit to enforce such arbitration award and all costs of collection of such arbitration award.

     8. NOTICES: All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by overnight courier, by telecopy with confirmation by first-class mail, or by certified mail, return receipt requested. Notices delivered personally or sent by overnight courier or by telecopy with confirmation by first-class mail shall be effective on the date first received, while notices sent via certified mail, return receipt requested, shall be deemed to have been received and to be effective three(3) business days after deposit into the mail. Notwithstanding the foregoing, receipt of the Purchase Price shall only be effective upon actual receipt in the form required under Section
2.2 of this Agreement. Notices shall be given to the parties at the following respective addresses or to such other addresses as any party shall designate in writing.

if to Angeles:                     With a Copy to:

Angeles Metal Trim Co., Inc.       Thomas P. Gallagher, Esq.
4817 East Sheila Street            GALLAGHER, BRIODY & BUTLER
Los Angeles, CA 91031              212 Carnegie Center, Ste 402
                                   Princeton, N.J. 08540
Fax: (213) 266-2921                Fax: (609) 452-0090



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If to Cable:                       With a Copy to:

D.K. Cable                         Eli B. Dubrow, Esq.
3907 Buton Drive                   HARRINGTON, FOXX, DUBROW &
Lakewood, CA 90712                 CANTER
                                   611 West Sixth St., 30th Flr,
Fax:                               Los Angeles, CA  90017
   -------------------             Fax: (2130 622-4158

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of January 15, 1997.

Dated:
      ---------------------------       -------------------------------
                                        ANGELES METAL TRIM CO., INC.,
                                        a California Corporation

Dated:
      ---------------------------       -------------------------------
                                        D.K. CABLE










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